Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221250

PROSPECTUS

PARKERVISION, INC.

4,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 4,000,000 shares of our common stock by Aspire Capital Fund, LLC. Aspire Capital is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $20.0 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on October 17, 2017, once the registration statement of which this prospectus is a part is declared effective.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on the NASDAQ Capital Market under the ticker symbol “PRKR.” On November 24, 2017, the last reported sale price per share of our common stock was $1.23 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any such authority has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2017.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	5
USE OF PROCEEDS	12
THE ASPIRE CAPITAL TRANSACTION	13
SELLING STOCKHOLDER	17
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21
INCORPORATION OF DOCUMENTS BY REFERENCE	21
We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling stockholder takes any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus relates to the offering of our common stock. Before buying any of our common stock, you should carefully read this prospectus, any supplement to this prospectus and the information and documents incorporated herein by reference, including the documents and information referenced in “Where You Can Find More Information” and “Incorporation of Documents by Reference.” These documents contain important information that you should consider when making your investment decision.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Our Company,” “Risk Factors,” and elsewhere in this prospectus and in the documents incorporated by reference herein are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions, and all other statements that are not statements of historical fact. You can identify these statements by words such as “may,” “will,” should,” “estimates,” “plans,” “expects,” “believes,” “intends” and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in “Our Company,” “Risk Factors,” and elsewhere in this prospectus and in the documents incorporated herein by reference. You are cautioned not to place undue reliance on any forward-looking statements. We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

PROSPECTUS SUMMARY

This summary highlights certain selected information about us, this offering and the securities offered hereby. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus, including in “Risk Factors” and in the financial statements and related notes that are incorporated by reference herein. Unless we specify otherwise, all references in this prospectus to “ParkerVision,” “we,” “our,” “us” and “our company” refer to ParkerVision, Inc. and its subsidiaries.

Our Company

We are in the business of innovating fundamental wireless technologies and products. We have designed and developed a distributed Wi-Fi product line for consumers and small businesses that is being marketed under the brand name Milo™. We also design, develop and market our proprietary radio frequency (“RF”) technologies and integrated circuits for use in wireless communication products, including our own internally developed products. We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States and certain foreign jurisdictions. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts.

We have a growth strategy that includes wireless product development, manufacturing and sales of our own branded products, and intellectual property licensing and enforcement. On a longer-term basis, our growth strategy includes the acquisition of, or other product ventures with, companies that have businesses that are synergistic with our products and technologies, particularly in the Internet of Things (“IoT”) space. We have made significant investments in developing and protecting our technologies and products, the returns on which are dependent upon the generation of future revenues from product sales and/or licensing for realization.

Our principal office is located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, and our telephone number is (904) 732-6100.

The Offering

Common stock being offered by the selling stockholder	4,000,000 shares
Common stock outstanding	18,947,965 shares as of October 17, 2017 excluding Commitment Shares and Initial Purchase Shares
Use of proceeds
The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $20 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under the purchase agreement are expected be used for working capital and general corporate purposes.

Nasdaq Symbol	PRKR
Risk Factors
Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

On October 17, 2017, we entered into a common stock purchase agreement (the “Purchase Agreement”), with Aspire Capital Fund, LLC (“Aspire Capital” or the “selling stockholder”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of our shares of common stock over the approximately 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 287,500 shares of our common stock as a commitment fee (the “Commitment Shares”). In addition, upon execution of the Purchase Agreement, the Company sold to Aspire Capital 312,500 shares of common stock (the “Initial Purchase Shares”) at $1.60 per share, for gross proceeds of $0.5 million. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act of 1933, as amended (the “Securities Act”), the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering on the registration statement of which this prospectus is a part the sale by Aspire Capital of 4,000,000 shares of our common stock, which amount includes the Commitment Shares and the Initial Purchase Shares that have already been issued to Aspire Capital and 3,400,000 shares of common stock which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act.

As of October 17, 2017, excluding the 4,000,000 shares offered hereby, there were 18,947,965 shares of our common stock outstanding (970,429 shares held by non-affiliates). If all of such 4,000,000 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 17.4% of the total common stock outstanding or 18.2% of the non-affiliate shares of common stock outstanding as of the date hereof. As of the date of this prospectus, we have issued 600,000 of the shares offered hereby (representing the Commitment Shares and the Initial Purchase Shares). However, the aggregate number of additional shares of our common stock ultimately issued by us and offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock exceeds $0.50, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 150,000 shares of our common stock per trading day, up to $20.0 million of our common stock in the aggregate at a per share price (the “Purchase Price”) calculated by reference to the prevailing market price of our common stock (as more specifically described below).

In addition, on any date on which we submit a Purchase Notice for 150,000 shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on Nasdaq on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares we may determine (the “VWAP Purchase Share Volume Maximum”) and a minimum trading price (the “VWAP Minimum Price Threshold”) (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than $0.50 per share (the “Floor Price”). This Floor Price and the respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and other information included in our filings with the SEC which are incorporated herein by reference. The risks and uncertainties described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

Financial and Operating Risks

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

Our independent registered certified public accounting firm has included in their audit opinion on our financial statements as of and for the year ended December 31, 2016 a statement with respect to substantial doubt regarding our ability to continue as a going concern. Our financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The substantial doubt as to our ability to continue as a going concern may adversely affect our ability to negotiate reasonable terms with our suppliers and may adversely affect our ability to raise additional capital in the future.

We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operation.

We have had losses in each year since our inception in 1989, and continue to have an accumulated deficit which, at June 30, 2017, was approximately $360.7 million. Our net losses for the six months ended June 30, 2017 and for the year ended December 31, 2016 were approximately $8.5 million and $21.5 million, respectively. To date, our technologies and products have not produced revenues sufficient to cover operating, research and development and overhead costs. We will continue to make expenditures on patent protection and enforcement, product development, manufacturing, and sales, marketing, and customer support for our technologies and products. We anticipate further increases in our operating and inventory costs in 2017 as we launch our Milo consumer and small business Wi-Fi product line. We anticipate generating initial revenues and margin from our consumer product in the fourth quarter of 2017, however the revenues and margins generated in the short-term will not be sufficient to fund our operations without the need for additional working capital. If we are not able to generate sufficient revenues or obtain sufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment. This may also result in a change in our business strategies.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms. Failure to raise such additional capital may prevent us from implementing our business plan as currently formulated.

Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses from the sale of equity securities from time to time and from loans from Brickell Key Investment (“BKI”), a litigation funding party. We anticipate that our business plan will continue to require significant expenditures for patent protection, research and development, marketing, manufacturing, and general operations. Furthermore, we expect that the implementation of significant cost reduction measures in order to reduce our cash needs may jeopardize our operations and future growth plans. Our capital resources at June 30, 2017 consisted of approximately $2.5 million in cash, cash equivalents, and available-for-sale securities.

The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. See “The Aspire Capital Transaction” section of this prospectus for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $0.50 per share.

In the event the Purchase Agreement with Aspire Capital does not enable us to obtain sufficient funding, we will require additional capital to fund our operations. Without the generation of sufficient revenues and/or the receipt of sufficient patent enforcement proceeds in excess of the amounts necessary to reimburse BKI, our current capital resources will not be sufficient to meet our working capital needs for 2018. Financing, if any, may be in the form of additional litigation funding arrangements or additional sales of equity securities, including common or preferred stock, or debt securities. Additional litigation funding arrangements will result in further reductions in the amount of net proceeds from litigation and/or licensing activities retained by us. The sale of preferred stock or debt securities may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us. The sale of equity securities, including common or preferred stock, may result in dilution to the current shareholders’ ownership. The long-term continuation of our business plan is dependent upon the generation of sufficient proceeds from patent enforcement actions or the sale or license of our products or technologies, additional funding, reducing expenses or a combination of the foregoing. The failure to generate sufficient revenues, raise capital or reduce expenses will have a material adverse effect on our ability to achieve our long-term business objectives.

If our patents and intellectual property rights do not provide us with the anticipated market protections, our competitive position, business, and prospects will be impaired.

We rely on our intellectual property rights, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that our patents are for entirely new technologies and that our patents are valid, enforceable and valuable. However, third parties have made claims of invalidity with respect to certain of our patents and other similar claims may be brought in the future. For example, in one of our litigations with Qualcomm Incorporated, the appellate court ruled that ten of eleven patent claims that were the subject of such action were invalid. If our patents are shown not to be as broad as currently believed, or are otherwise challenged such that some or all, of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial condition and business prospects. Furthermore, defending against challenges to our patents may give rise to material costs for defense and divert resources away from our other activities.

Our litigation can be time-consuming, costly and we cannot anticipate the results.

Since 2011, we have spent a significant amount of our financial and management resources to pursue patent infringement litigation against third parties. We believe this litigation, and others that we may in the future determine to pursue, could continue to consume management and financial resources for long periods of time. There can be no assurance that our current or future litigation matters will ultimately result in a favorable outcome for us. In addition, even if we obtain favorable interim rulings or verdicts in particular litigation matters, they may not be predictive of the ultimate resolution of the matter. Unfavorable outcomes could result in exhaustion of our financial resources and could otherwise hinder our ability to pursue licensing and/or product opportunities for our technologies which would have a material adverse impact on our financial condition, results of operations, cash flows, and business prospects. We have contingent fee arrangements in place with others to reduce our litigation related expenditures; however, any litigation-based, or other patent related, amounts collected by us will be subject to contingency payments to our legal counsel and other funding parties which will reduce the amount retained by us.

We are subject to outside influences beyond our control, including new legislation that could adversely affect our licensing and enforcement activities and have an adverse impact on the execution of our business plan.

Our licensing and enforcement activities are subject to numerous risks from outside influences, including new legislation, regulations and rules related to obtaining or enforcing patents. For instance, the U.S. recently enacted sweeping changes to the U.S. patent system including changes that transition the U.S. from a “first-to-invent” to a “first to file” system and that alter the processes for challenging issued patents. To the extent that we are unable to secure patent protection for our future technologies and/or our current patents are challenged such that some or all of our protection is lost, we will suffer adverse effects to our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial position, results of operations and cash flows and our ability to execute our business plan.

Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.

Because of the rapid technological development that regularly occurs in the wireless technology industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings. For example, in the six months ended June 30, 2017 and in the fiscal years 2016 and 2015, we spent approximately $2.6 million, $3.3 million, and $4.1 million, respectively, on research and development and, we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish market share and, ultimately, to generate revenues. If another company offers better products or technologies, a competitive position or market window opportunity may be lost, and therefore our revenues or revenue potential may be adversely affected.

If our technologies and/or products are not commercially accepted, our developmental investment will be lost and our ability to do business will be impaired.

There can be no assurance that our research and development will produce commercially viable technologies and products, or that our technologies and products will be established in the market as improvements over current competitive offerings. If our existing or new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected. In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

We rely, in large part, on key business and sales relationships for the successful commercialization of our products, which if not developed or maintained, will have an adverse impact on achieving market awareness and acceptance and will result in a loss of business opportunity.

To achieve a wide market awareness and acceptance of our products and technologies, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies which will incorporate our technologies into their products and/or market products based on our technologies. The successful commercialization of our products and technologies will depend in part on our ability to meet obligations under contracts with respect to the products and related development requirements. The failure to develop or maintain these business relationships will limit the commercialization of our products and technologies which will have an adverse impact on our business development and our ability to generate revenues and recover development expenses.

We are reliant on component suppliers and contract manufacturers for adequate supply of components for our products, and the failure of our supply chain due to financial problems of suppliers, a shortage of adequate component supply or manufacturing capacity, or other factors that results in an increase in our costs or a delay in our ability to fill customer orders, could have an adverse impact on our business or operating results.

Our growth and ability to meet customer demand for our products depend, in part, on our ability to obtain timely deliveries of parts from our suppliers and contract manufacturers. We may in the future experience a shortage of certain component parts as a result of our own manufacturing issues, manufacturing or capacity issues at our suppliers or contract manufacturers, financial problems of our suppliers, or strong demand in the industry for those parts. During periods of shortages or delays, the price of components may increase, or the components may not be available at all. We may also encounter shortages if we do not accurately anticipate our needs. We may not be able to secure enough components at reasonable prices or of acceptable quality to build new products to meet customer demand. A reduction or interruption in supply, a significant increase in the price of one or more components, or a failure to appropriately adjust our requirements based on our business needs, could adversely impact our revenue and gross margins.

If we fail to properly estimate customer demand for our products, an oversupply of component parts could result in excess or obsolete inventory that could adversely affect our operating results.

Our operating results would be adversely affected if, anticipating greater demand for our products than actually develops, we commit to the purchase of more component parts than we need which is more likely to occur in a period of demand uncertainties such as during the rollout of a new product line like our Milo product line. In addition, component purchase commitments made by us in order to shorten lead times could also lead to excess and obsolete inventory charges. If we fail to anticipate customer demand properly, an oversupply of component parts could result in excess or obsolete components that could adversely affect our gross margins and operating results.

If we experience quality issues with our products, our competitive position, business and market opportunity may be impaired.

We produce products that incorporate leading-edge technology, including both hardware and software. Software typically contains bugs that can unexpectedly interfere with expected operations. There can be no assurance that our pre-shipment testing programs will be adequate to detect all defects, either ones in individual products or ones that could affect numerous shipments, which might interfere with customer satisfaction, reduce sales opportunities, or affect gross margins. If we have to replace certain components and provide remediation in response to the discovery of defects or bugs in products that we had shipped, there can be no assurance that such remediation would not have a material impact. An inability to cure a product defect could result in the failure of a product line, damage to our reputation, inventory costs, or product reengineering expenses, any of which could have a material impact on our revenue, margins, and net income.

We are highly dependent on Mr. Jeffrey Parker as our chief executive officer. If his services were lost, it would have an adverse impact on the execution of our business plan.

Because of Mr. Parker’s leadership position in the company and the respect he has garnered in both the industry in which we operate and the investment community, the loss of his services might be seen as an impediment to the execution of our business plan. If Mr. Parker was no longer available to the company, investors might experience an adverse impact on their investment. We currently maintain key-employee life insurance for our benefit for Mr. Parker.

If we are unable to attract or retain key executives and other highly skilled employees, we will not be able to execute our current business plans.

Our business is very specialized, and therefore it is dependent on having skilled and specialized key executives and other employees to conduct our research, development and customer support activities. The inability to obtain or retain these key executives and other specialized employees would have an adverse impact on the research, development and technical customer support activities that our products require. These activities are instrumental to the successful execution of our business plan.

Risks Relating To Our Common Stock

Our outstanding options, warrants, and restricted share units may affect the market price and liquidity of the common stock.

At June 30, 2017, we had 17.8 million shares of common stock outstanding and had 1.3 million options, warrants, and restricted share units outstanding for the purchase and/or issuance of additional shares of common stock. Of these outstanding equity instruments, 1.0 million were exercisable as of June 30, 2017. All of the shares of common stock underlying these securities are registered or are being registered for sale to the holder or for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on our ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current shareholders’ ownership.

The price of our common stock may be subject to substantial volatility.

The trading price of our common stock has been and may continue to be volatile. Between June 30, 2015 and June 30, 2017 (after giving effect to the one-for-ten reverse stock split completed on March 29, 2016), the reported high and low sales prices for our common stock ranged between $1.50 and $8.18 per share. The price of our common stock may continue to be volatile as a result of a number of factors, some of which are beyond our control. These factors include, but are not limited to, developments in outstanding litigations, our performance and prospects, general conditions of the markets in which we compete, and economic and financial conditions. Such volatility could materially and adversely affect the market price of our common stock in future periods.

There can be no assurance that we will be able to maintain compliance with the listing standards for trading on the NASDAQ Capital Market or another national securities exchange.

On August 11, 2017, we received a notice from Nasdaq stating that, for the last 30 consecutive business days, the market value of the Company’s listed securities (“MVLS”) had been below the minimum of $35 million required for continued inclusion on the exchange. We have been afforded until February 7, 2018 (180 days) to regain compliance or the Company’s securities may be subject to delisting. If we are unable to regain compliance with the MVLS standard and maintain compliance with such standard and the other continued listing standards of Nasdaq, our common stock may no longer be listed on Nasdaq or another national securities exchange and the liquidity and market price of our common stock may be adversely affected.

We do not currently pay dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We do not currently pay dividends on our common stock and intend to retain our cash and future earnings, if any, to fund our business plan. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations and capital requirements. We therefore cannot offer any assurance that our board of directors will determine to pay special or regular dividends in the future. Accordingly, unless our board of directors determines to pay dividends, stockholders will be required to look to appreciation of our common stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

Provisions in our certificate of incorporation and by-laws could have effects that conflict with the interest of shareholders.

Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us. For example, our board of directors is divided into three classes with directors having staggered terms of office, our board of directors has the ability to issue preferred stock without shareholder approval, and there are advance notification provisions for director nominations and submissions of proposals from shareholders to a vote by all the shareholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase the company without prior consultation with the board of directors and management, which may conflict with the interests of some of the shareholders.

On November 17, 2005, as amended on November 20, 2015, our board of directors adopted a shareholder protection rights plan which called for the issuance, on November 29, 2005, as a dividend, of rights to acquire fractional shares of preferred stock. The rights are attached to the shares of common stock and transfer with them. In the future, the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of the company more costly. The principal objective of the plan is to cause someone interested in acquiring the company to negotiate with the board of directors rather than launch an unsolicited bid. This plan may limit, prevent, or discourage a takeover offer that some shareholders may find more advantageous than a negotiated transaction. A negotiated transaction may not be in the best interests of the shareholders.

Risks Relating To This Offering

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

We are registering for sale the Commitment Shares and Initial Purchase Shares that we have issued and 3,400,000 shares that we may sell to Aspire Capital under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately thirty months from the date of this prospectus. The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under the Purchase Agreement may cause the trading price of our common stock to decline.

Aspire Capital may ultimately purchase all, some or none of the 3.4 million shares of common stock that, together with the Commitment Shares and Initial Purchase Shares, is the subject of this prospectus. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by Aspire Capital of shares acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Aspire Capital in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of shares by Aspire Capital. However, we may receive up to $20 million in proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement. The proceeds received from the sale of the shares under the Purchase Agreement will be used for general corporate purposes and working capital requirements. However, we cannot guarantee that we will receive any proceeds in connection with the Purchase Agreement because we may be unable or choose not to issue and sell any securities pursuant to the Purchase Agreement. This anticipated use of net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement represents our intentions based upon our current plans and business conditions.

THE ASPIRE CAPITAL TRANSACTION

General

On October 17, 2017, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20 million of our shares of common stock over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the Commitment Shares. In addition, upon execution of the Purchase Agreement, we sold to Aspire Capital 312,500 Initial Purchase Shares for proceeds of $0.5 million. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering on the registration statement of which this prospectus is a part the sale by Aspire Capital of 4,000,000 shares of our common stock, which amount includes the Commitment Shares and the Initial Purchase Shares that have already been issued to Aspire Capital and 3,400,000 shares of common stock which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 4,000,000 shares of common stock included in this prospectus to Aspire Capital, up to an aggregate of $20.0 million of our common stock. As of the date hereof, we do not have any plans or intent to issue to Aspire Capital any shares of common stock in addition to the 4,000,000 shares of common stock offered hereby.

As of October 17, 2017, excluding the 4,000,000 shares offered hereby, there were 18,947,965 shares of our common stock outstanding (970,429 shares held by non-affiliates). If all of such 4,000,000 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 17.4% of the total common stock outstanding or 18.2% of the non-affiliate shares of common stock outstanding as of the date hereof. As of the date of this prospectus, we have issued 600,000 of the shares offered hereby (representing the Commitment Shares and the Initial Purchase Shares). However, the aggregate number of additional shares of our common stock ultimately issued by us and offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock is not less than $0.50 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 150,000 shares of our common stock per business day, up to $20 million of our common stock in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $0.5 million per trading day.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for 150,000 Purchase Shares, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold. The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on any trading day selected by us on which the closing sale price of our common stock exceeds $0.50 per share, we may direct Aspire Capital to purchase up to 150,000 shares of our common stock per trading day. The Purchase Price of such shares is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for purchase of 150,000 shares, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of the Company’s common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:

•	the Closing Sale Price on the VWAP Purchase Date; or

•	97% of the volume-weighted average price for our common stock traded on the Nasdaq Capital Market:

o	on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum, or

o
during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the Nasdaq Capital Market exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the Company’s common stock falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $0.50 per share.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

•
the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, subject to certain exceptions;

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•
the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTB Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;

•
our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•
any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

•	if we become insolvent or are generally unable to pay our debts as they become due; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 4,000,000 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately thirty months from the date of this prospectus. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the 3,400,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares after Giving Effect to the Purchased Shares Issued to Aspire Capital

In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $20.0 million of our shares of common stock. However, we estimate that we will sell no more than 3,400,000 shares to Aspire Capital under the Purchase Agreement (exclusive of the Commitment Shares and Initial Purchase Shares), all of which are being offered hereby. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 3,400,000 shares included in this prospectus to Aspire Capital under the Purchase Agreement. In the event we elect to issue more than 3,400,000 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of shares of common stock issued to Aspire Capital at varying purchase prices:

Assumed Average Purchase Price	Proceeds from the Sale of Shares to Aspire Capital Under the Purchase Agreement Registered in this Offering	Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price (1)	Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital (2)
$0.50	$ 1,700,000	3,400,000	14.8%
$1.00	$ 3,400,000	3,400,000	14.8%
$1.50	$ 5,100,000	3,400,000	14.8%
$2.50	$ 8,500,000	3,400,000	14.8%
$5.00	$17,000,000	3,400,000	14.8%
$10.00	$19,500,000	1,950,000	9.1%

(1)	Excludes 287,500 Commitment Shares and 312,500 Initial Purchase Shares issued under the Purchase Agreement between the Company and Aspire Capital.

(2)
The denominator is based on 19,547,965 shares outstanding as of October 17, 2017, which includes the 600,000 shares previously issued to Aspire Capital and the number of shares set forth in the adjacent column which we would have sold to Aspire Capital. The numerator is based on the number of shares which we may issue to Aspire Capital under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed purchase price set forth in the adjacent column.

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, and within the past three years has not had, any material relationship with us or any of our predecessors or affiliates, and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933 after the date on which it provided the information set forth in the table below.

			Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Owned Prior to this Offering	Shares of Common Stock Being Offered	Number of Shares	% (2)
Aspire Capital Fund, LLC (3)	600,000 (4)	4,000,000	0	0%

(1)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)	Based on 19,547,965 shares of common stock outstanding on October 17, 2017.

(3)
Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund LLC (“Aspire Fund”). SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Mr. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners. Mr. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos disclaims beneficial ownership of the common stock held by Aspire Fund.

(4)
As of the date hereof, 600,000 shares of our common stock have been acquired by Aspire Capital under the Purchase Agreement, consisting of shares we issued to Aspire Capital as a commitment fee. We may elect in our sole discretion to sell to Aspire Capital up to an additional 3,400,000 shares under the Purchase Agreement but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

PLAN OF DISTRIBUTION

The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

The selling stockholder and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

The selling stockholder is an “underwriter” within the meaning of the Securities Act. We have agreed to provide indemnification and contribution to the selling stockholder against certain civil liabilities, including liabilities under the Securities Act.

We have advised the selling stockholder that while it is engaged in a distribution of the shares included in this prospectus, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering as it relates to Aspire Capital will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller owns 25,000 shares of our common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our common stock is traded on the NASDAQ Capital Market.

This prospectus does not contain all of the information set forth in the attached exhibits. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered under this prospectus, you are referred to the exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or for free from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus or in a document previously incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference (i) the documents listed below, (ii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and (iii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement until all of the securities are sold or we deregister all securities then remaining unsold:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (filed on March 30, 2017 and amended on April 28, 2017);

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 (filed on May 15, 2017) and June 30, 2017 (filed on August 14, 2017);

•	our Current Reports on Form 8-K dated August 15, 2017 (filed on August 18, 2017) and October 17, 2017 (filed on October 18, 2017);

•	Proxy Statement dated May 22, 2017, used in connection with the annual meeting of shareholders that was held on July 11, 2017; and

•
our Form 8-A effective on November 30, 1993, registering our common stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended, and our Form 8-A effective on November 22, 2005, as amended on November 20, 2015, registering rights to purchase our Series E Preferred Stock, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, any documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this prospectus.

We will furnish, without charge, upon written or oral request, to each person to whom this prospectus is delivered, a copy of any or all of the documents incorporated by reference (without such documents’ exhibits) and any or all of the documents required to be delivered under Rule 428(b) under the Securities Act. Requests should be directed to, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, telephone number (904) 732-6100, Attention: Chief Financial Officer.

We maintain an Internet site at http://www.parkervision.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the Registration Statement on Form S-1.